Hooper Holmes, Inc.
2011 Fourth Quarter Financial Results
March 9, 2012

Operator: Good day ladies and gentlemen; thank you for standing by. Welcome to the Hooper Holmes 2011 Fourth Quarter Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. For participants using speaker equipment, it may be necessary to pick up the handset before making your selection. This conference is being recorded today, Friday, March 9th, 2012.

I would now like to turn the conference over to Mr. Andrew Berger. Please go ahead, sir.

Andrew Berger: Thanks, Camille. On behalf of the management of Hooper Holmes we are extremely pleased that you've taken the time to participate in our conference call, and thank you for joining us to discuss the Company's 2011 fourth quarter financial results and business outlook.

Before I introduce Management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state Management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's annual report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy please call me, Andrew Berger, at 216-464-6400, and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes's President and Chief Executive Officer, and Michael Shea, Senior Vice President, Chief Financial Officer and Treasurer. At this time, I'll turn the call over to Ransom Parker. Ransom?

Ransom Parker: Thank you, Andy, and thanks to everyone on the call for joining us this morning. We're pleased to provide this update on our progress and activities at Hooper Holmes.

On our past calls I described our strategic imperatives for 2011 which were: number one, to improve the Company's performance against year-over-year revenue declines, primarily, in our Portamedic service line; two, driving continued double-digit growth in Health & Wellness; three, making substantial structural improvements and investments in the Company that position us for sustained revenue, profitability and earnings growth in 2012 and beyond; and four, minimizing our pretax losses and protecting our cash position.

This morning I'll report on how we performed against our objectives. I will also update you on the objectives we're setting for 2012 and beyond.

Our target for 2011 was a pretax loss of between $2- and $5 million, including planned investments. Our actual pretax loss was $3.5 million. Our target for 2011 was double-digit revenue growth in Health & Wellness. We achieved 29% revenue growth in Health & Wellness. Our target for 2011 was continued carrier acceptance and rollout of the iParamed e-exam platform. We have 6 new carriers, expanded service to all 50 states and trained 1,200 local health professionals nationwide on the platform.

Our target for 2011 was cap ex of between $4.5 to $5 million. Our capital expenditures for the year totaled $4.8 million. Our target for 2011 was to take action to restore and fix revenues through new sales leadership, new services and products such as iParamed and by growing Health & Wellness. These actions have set the stage for real revenue growth in 2012.

Our target for 2011 was a year-end cash position of between $16 and $17 million with no outstanding borrowings. We finished 2011 with $16.9 million in cash with no borrowings.

If you've managed a business, you know the dozens of operating objectives and plans that are behind goals like these. What's gratifying to me and the new management team are the numerous examples of key areas where we met or beat our internal operating goals for the year. While we have much work to do, we're convinced that our investments in infrastructure, software automation and new management have made us a stronger company and have given us a more powerful and more focused national sales and service force. We have a larger and more capable network of local health professionals, growing product and service lines, and new executive leadership in life insurance and healthcare.

We are optimistic about what we can achieve in 2012, but before I describe our targets for this year, let me turn to Mike to review the numbers.

Michael Shea: Thank you, Randy. Excuse me. Good morning, everyone. For the fourth quarter of 2011 our consolidated revenues decreased 6% to $40.8 million compared to $43.4 million in the fourth quarter of 2010. Our net loss for the fourth quarter was $0.6 million or $0.01 per share compared to net income of $2.2 million or $0.03 per share in 2010. For the year ended December 31st, 2011, consolidated revenues were $157.5 million compared to $166.4 million in the comparable period of 2010. The Company's net loss for the year ended December 31st was $3.5 million or $0.05 per share compared to net income of $1.5 million or $0.02 per share in 2010.

Looking at revenues in the fourth quarter, our Portamedic revenues decreased approximately 9% to $26.5 million. This revenue decline was a result of a reduction in paramedical exams completed of approximately 4% in comparison to the prior year, along with a 6% decline in revenue per exam.

Heritage Labs revenues totaled $2.8 million in the fourth quarter, a decrease of approximately 11% from the prior year, primarily attributable to reduced demand for our lab testing services.

Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 16% to $6.8 million in the fourth quarter, while our Hooper Holmes Services revenues of $4.8 million were down 8% in comparison to the prior year, primarily attributable to reduced demand from our medical records collection services.

Our consolidated gross margin for the fourth quarter of 2011 was 23.5% compared to 25.9% in the prior year, while SG&A expense totaled $10.0 million in the fourth quarter, an increase of approximately 12% from the prior year. The increase in SG&A was primarily the result of new operating investments made during the year to position us for growth and profitability in 2012, partially offset by a reduction in our baseline expenses.

Regarding the balance sheet, working capital at December 31st, 2011 was $28.3 million including $16.9 million of cash and cash equivalents and no debt outstanding. Accounts receivable totaled $18.4 million with day sales outstanding of 41 days. As for cash flows, net cash provided by operations approximated $0.6 million in the fourth quarter of 2011, primarily attributable to a $1.7 million decrease in our accounts receivable.

Lastly, capital expenditures totaled $1.5 million for the fourth quarter.

And with that I'll turn the call back to Randy.

Ransom Parker: Thanks, Mike. I'd like to underscore a comment I made a few minutes ago which is that we have new executive talent in, both, life Insurance and healthcare. I've been in the job for about a year and a half and during that time we've been working to make as much positive change as we can afford and that our business can handle.

My priorities have been to improve processes, replace outdated systems and professionalize sales, operations and customer service. These are needed first steps for growing revenues. During the year, we appointed Susheel Jain to lead Healthcare Services and Dan Dodson to lead our Life Insurance Service lines. We also appointed a new leader for Portamedic Operations, Tom Collins, and a new leader for Heritage Lab Operations, Ernie Sifford. These are the most visible changes in a year of top management transitions in all of our or revenue centers, including Hooper Holmes Services and Information Services.

One of our major accomplishments in 2011 has been fixing Portamedic sales. When I arrived, I found a loose structure, no accountability and no formal account planning. Salespeople spent more time on service quality than sales. With no sales automation, a lot of time was devoted to manual activities and reports. Our field sales territories didn't match the major life insurance markets. Compensation plans were not tied directly to performance. There was no tracking of results and no professional field sales management. Corporate and field sales were in two different organizations so there was duplicate management and poor coordination. We took action. We delivered skills training, we introduced account planning, we invested in sales force automation, we aligned sales territories with agents and brokers, we turned over a significant percentage of our salespeople, we added field sales managers, we introduced field sales performance targets and compensation plans.

Today, our sales teams are properly led, compensated for performance and numbers-driven. All of our life insurance sales people are now in one organization, each field sales rep now has a new exam target to meet each month and the majority of our field sales reps are meeting their targets. These improvements were made possible by bottom-up analysis of Portamedic field sales and operations which we completed in the first half of last year.

Like sales, we found our local operations teams were doing too much manual work. They were managing payroll, processing paper, mailing specimen kits and supplies and making appointments. They weren't focused on recruiting and training local health professionals and setting up new accounts and they were hindered by expensive and inefficient software. Once again, we took action. We developed new automated software to process Portamedic orders and report results to customers. It handles all of our life insurance services, it powers our managed scheduling center, it supports iParamed, it has built-in quality assurance, gives customers data and images, and drives billing.

We made more basic change in this business in the last 12 months than in the past several years; people, processes, structure, IT infrastructure and the like. We've taken a fundamentally different approach to these necessary changes. Now, when we find an episodic performance problem in one part of the business, we work to correct it systemically company-wide. That takes more thought, more time, more focus and more effort, but has a much more sustainable and long-term effect. While we'd have preferred to roll out all of these changes faster, we expect our new systems to be fully deployed in the second quarter. We're confident they will achieve the higher quality and reduce costs that we need and that our customers and shareholders expect.

These and other technology investments are giving us a new modern delivery model. Major systems projects representing investment dollars that are approximately $5 million are now coming online. In addition to our new Portamedic system, we built a new website for all of our life insurance services. It used to take 10 to 15 minutes of typing to order our services, now it takes only a couple of clicks. It supports any mobile device that brokers, agents and carriers may use such as the iPhone, iPad, BlackBerry, Android and the like.

On the logistics side, we're eliminating excess inventory and multiple shipments of specimen kits and supplies to our 9,000 local health professionals across the country. We designed and implemented a new just-in-time inventory system that will automatically provide local health professionals with everything they need, when they need it.

These technology investments have been backed up by operational improvements. In the second half of the year, we focused the entire Portamedic team on key metrics to drive both sales and operations. These sales and operations teams are now working together much more efficiently to serve our customers.

This cooperation and focus has driven new quality programs across our business, including Portamedic branch operations and exam and APS cycle times. We've implemented new Heritage Lab Management and standard operating procedures. We've partnered with customers to deploy improved quality monitoring and assurance tools in our Health & Wellness business. We've expanded and upgraded our network of local health professionals and we have introduced APS Time Service and employee turnover reduction programs in Hooper Holmes Services.

In Portamedic, we've implemented a variety of programs to strengthen our relationships with customers. These programs have delivered results. For example, many of our top insurance customers have reached out to tell us that we're consistently outperforming our competitors. Our objective across the company is to have all of our customers make that same assessment this year. These investments give Hooper Holmes faster, more accurate and more automated operations. They enable superior quality of service, less labor, increased business capacity and they reduce our costs.

For example, these investments make it possible for us to rapidly prototype and deploy new services. We will shortly announce the life insurance industries first generic drop ticket service. Designed in partnership with major insurance brokers and industry technology partners, this new service helps brokers write more business faster. When a broker gives us the name of a qualified life insurance applicant, Hooper Holmes will take it from there, quickly completing all parts of the application and delivering lab and health history data to the insurance company. This new service leverages our call center operations, Portamedic, Heritage Labs and Hooper Holmes services.

For another example, these investments will increase sales, reduce our costs and should improve earnings. We believe our new systems will give Portamedic greater of speed, efficiency and quality advantages. As we move through 2012, we expect new talent in technology to help us continue to significantly improve our operating, financial and earnings performance.

We've made a lot of progress last year stabilizing our life insurance market position. Our competitors lost approvals from several carriers and we were pleased to pick up their business. In 2011, we took steps to reverse declines and increase revenue. We believe we have opportunities to continue this progress and we expect to deliver Portamedic unit growth in 2012.

Although we are optimistic about growth in units, we must also address pricing pressure in our Portamedic service line. This is an industry issue, not just a Hooper Holmes issue. In the past, we've been constrained by procurement pricing. In response, we're taking all of the actions we've discussed today to deliver superior speed, performance and quality. Our strategy going forward is value-oriented and focused on bundled services.

As I mentioned, Health & Wellness continues to be essential to our growth objectives and to our vision of the future. We believe the market for the biometric services we offer today is growing rapidly. We believe the addressable market for these services to be over $600 million annually. We believe upgrading our technology platforms and national network of local health professionals will continue to benefit our Health & Wellness customers. We've already extended our iParamed platform to Health & Wellness where we now can capture biometric data in digital form and report it to our customers faster than our competitors can.

We're adding to our portfolio of healthcare services and we have a strong and growing pipeline. We expect Health & Wellness to continue to deliver double digit revenue growth in 2012.

Over the past 18 months, we've strengthened and evolved to our business model; from a company focused solely on the life insurance industry, we're becoming a health assessment company that serves both the insurance and health care sectors. We believe this evolution brings new reasons to invest in Hooper Holmes.

Screening individuals and large groups, collecting and reporting biometric data, and the decentralized lab testing associated with healthcare are markets that are rapidly growing. Greater healthcare availability over the next two years is a trend that offers our company great opportunities.

We believe the investments we've made in automated systems, people and restructuring will produce actual growth and success for the business. Our guidance for 2012 is improved quality of service, consolidated revenue growth led by actual growth in Portamedic and consistently strong growth in Health & Wellness, and positive cash flow from operations and profitability excluding restructuring.

We plan to continue to protect our cash position, with no borrowings. We plan to continue to expand our iParamed platform. We plan to strengthen our health professional network and to make Hooper Holmes the preferred partner with this critically important community.

Finally, we plan to end 2012 having positioned the company for further revenue growth and profitability in 2013. This is the year we want to show you and our customers what this new team can do.

I'll be happy to take your questions.

Operator: Thank you, sir. Ladies and gentlemen we'll now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Nick Halen with Sidoti & Company. Please go ahead.

Nick Halen: Good morning, guys.

Michael Shea: Good morning, Nick.

Ransom Parker: Good morning, Nick.

Nick Halen: So the first question I had is-I was just reading some research out that was saying, basically, that life insurance activity has actually been growing the past five months and, again, it's nothing too, too significant, but I was wondering if you guys are seeing some promise there in your business and what you guys are expecting going forward for the rest of 2012 and in terms of claims and application activity.

Ransom Parker: Yes, Nick, it's actually encouraging that some of these indices are, you know, stabilizing or showing some moderate growth. From my perspective, we are seeing improvement in the line of exam units and I think in may in part be due to more activity in the industry, but I think it's more in part due to the things that we were just discussing in terms of the work that we've done with our sales organization and the quality of service that we're providing. So we take encouragement from what maybe the lift, but our focus is going to continue to be on the blocking and tackling that we need to do to make sure that our volumes stabilize and begin to actually grow in 2012.

Michael Shea: And I think the numbers support that, too. I mean the unit decline was approximately 8.6% in the third quarter, down to a unit decline of 4.3% in this past fourth quarter. So the numbers in that show we are moving in the right direction.

Nick Halen: And that's, I guess, just more of you guys gaining share in the industry as opposed to, I mean, really you're seeing much growth in the industry is a good way to look at it?

Ransom Parker: I would-quite frankly, Nick, I would put more, we put more of the onus on ourselves to improve our own performance before we take some encouragement from improvement in the indices but that's not-that's unrelated, but quite frankly based on the other things we've got going it's more peripheral anything else at this point.

Nick Halen: Okay. And now, the tobacco study that you guys were selected to do-I think it was back in October. I mean I know that's not going to contribute too, significantly on a percentage basis in terms of revenue, but I was just wondering if you have any updates on that and if that's underway right now.

Ransom Parker: Yes, as a reminder to those on the call, in Q3 we were pleased to announce that we were selected to support the project that Nick is referencing which is the largest study of tobacco use ever conducted in the U.S. So this reflects, in our minds, the value that we've created in our Health & Wellness service line over the past several years.

The value of our subcontract is plus or minus $6.5 million over a five-year period. The project was launched in Q4 of '11. We're working with our partner Westat on the detailed implementation plans and as we discussed on the last call, 2012-we have to view 2012 as more of a startup year for the project. The majority of the contract revenue will be realized in 2013 and '14. But the short answer to your question, Nick, is we did kick the project off in Q4 and it's proceeding, it's proceeding at pace.

Nick Halen: Okay. Okay. And now, just in terms of the Health & Wellness growth, I mean it's obviously expecting double digit growth going forward. I was kind of wondering what, in particular, within that segment is really, is really kicking up the growth there and are you expecting that to continue going forward, as well, I guess?

Ransom Parker: Yes, well, I think a couple of near-term things and one, maybe, intermediate term or longer term item, the first is that in our pipeline we're seeing, we're seeing potential contracts, again not done yet, but some have been, but the pipeline of prospects that we have on a per contract basis is significantly larger in terms of revenue opportunity than it was maybe six months ago or so. So we're seeing a number of opportunities that are in the $1.5- to $3 million annual revenue range whereas probably six months ago that ranged anywhere from $200 to maybe $700 thousand, something like that, so the size of the opportunities that we're now finding are significantly larger.

Nick Halen: Okay, okay.

Ransom Parker: I think that's probably, that's probably the key, probably the key issue. So that's the near-term what we see in our pipeline, today, which is, again, different and improved over what was six months ago.

Nick Halen: Got you.

Ransom Parker: In the intermediate term-and a lot of this has to do with Susheel joining the company and his network and his knowledge base-we're starting to see a number of opportunities-and again, some of these are relatively early-but they're significant in terms of revenue potential and they are related to the movement, which a lot of healthcare folks probably heard of called the Accountable Care Organizations movement. These are associations of providers and payers and hospitals and physicians and insurance plans who are setting up these accountable care organizations which, as it turns out, are going to require a form of call it health risk assessment and screening that is not exactly the same as what we've been doing, historically, but we think there's a lot of opportunities for providing those services in the accountable care organization environment so we have a couple of those that we're talking of involving. That's a little bit longer term than the next year so…

Nick Halen: Okay. All right, that sounds very promising. Also, just lastly, one more question. I guess this is more so for Mike. I guess, what are your expectations in 2012 for capital spending? You think we'll see similar to what we saw in 2011?

Michael Shea: No, actually, I think we'll be spending less from a capital perspective and we had a number investments in 2011 which Randy outlined earlier. We're probably looking at a range of $3.5 to $4 million as far as capital expenditures in 2012. This year we did $4.8 million. I'm sorry 2011 we did $4.8 million.

Nick Halen: Yes. Okay, all right, great. Thanks, guys.

Michael Shea: Thank you, Nick.

Operator: Thank you and our next question is from the line of Gregg Abella with Investment Partners Active Management. Please go ahead.

Gregg Abella: Good morning, gentlemen.

Michael Shea: Good morning, Greg.

Ransom Parker: Morning.

Gregg Abella: You know, we've been hanging with you guys for the last couple of years and I'm just reviewing your results and this, the tenor this call seems pretty similar to previous calls and so are we sort of at the stage where the retooling is behind us and we're going to see profitability sooner rather than later? What is the breakeven quarter?

Ransom Parker: I'm sorry?

Gregg Abella: What's the quarter that you predict you will be breakeven and when are you going to be profitable?

Michael Shea: Currently, we're looking at, as Randy talked about earlier, growth and profitability in 2012. Profitability ex restructuring charges is looking like the third or fourth quarter area for 2012, so third or fourth quarter this year profitably ex restructuring.

Gregg Abella: And on a quarterly basis, what sort of quarterly net profits are in your projections for those two quarters?

Michael Shea: It's a little early to talk about the exact quarterlies and what profits we're expecting there. At this point, we do expect to be profitable for the year.

Ransom Parker: Right.

Gregg Abella: Fair enough. I think you can appreciate-I don't know how other shareholders feel, but, you know, I'm kind of from Missouri and the Show Me State, at this point. It's just-it's been a long haul. I appreciate what you guys have done, but let's talk about Plan B, presuming that you don't get profitable in third and fourth quarter. What are you going to do with this Company?

Michael Shea: We're going to be profitable in the third and fourth quarter this year.

Ransom Parker: Exactly.

Gregg Abella: Okay.

Michael Shea: That's Plan A; that's the plan.

Gregg Abella: Okay and…

Ransom Parker: Now, just one comment, quick, what Mike said. There hasn't been a lot of discussion of Plan B because we're-whatever Plan B may be-because we're, we're pretty optimistic about the progress that we've made. It may not be visible to the outside world yet but, not to go back and rehash what I said before, the amount of changes we've made in this business in the last 12 months is significant and it's not a question of throwing two or three levers and assuming that everything is going to be hunky-dory. A lot of fundamental change in terms of number of changes and depth and impact and that takes time, but I think we are starting to see the impact of that already.

Gregg Abella: Okay, fair enough. We'll monitor your performance during the year.

Ransom Parker: Sure. Sure.

Gregg Abella: Thanks for taking my call.

Michael Shea: Thank you.

Operator: Thank you and our next question is from the line of Bill Nasgovitz with Heartland Funds. Please go ahead

Bill Nasgovitz: Yes, good morning, fellas.

Michael Shea: Morning.

Bill Nasgovitz: We, too, have been patient, large holders of Hooper Holmes for probably too many years and to echo the previous caller, we would like to see this company maximize its intrinsic worth in 2012. It's been a long haul of unprofitability. Our patience is worn thin and if the company doesn't reach profitability this year, we suggest it be sold.

And a final comment, if you truly do believe that this is the year for growth and profitability, I think you should consider a reverse stock split if you reach that level of breakeven and profitability because to see the stock's trading at pennies…

Ransom Parker: Mm-hmm. Understand, understand.

Bill Nasgovitz: Is not a professional presentation…

Ransom Parker: Understand.

Bill Nasgovitz: For the business. Thank you.

Ransom Parker: Understand.

Operator: Thank you, and once again ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. And if you are using speaker equipment today, you will need to lift the handset before making your selection. One moment please.

And I'm showing no further questions in the queue at this time. Please continue with closing remarks.

Ransom Parker: I look forward to speaking with you folks on the next earning call where we'll summarize the progress that we've made through the first quarter and what the outlook is for the rest of the year. Thanks for your time and attention.

Operator: Ladies and gentlemen. this concludes the Hooper Holmes 2011 Fourth Quarter Financial Results Conference Call. If you would like to listen to a replay of today's conference, please dial 1-877-870-5176. and for international participants. please dial 1-858-384-5517 then enter the access code of 4521227. Thank you for your participation. You may now disconnect.